Exhibit 10.3

LICENCE AGREEMENT

by and among

ValidSoft UK Limited

and

Elephant Talk Europe Holding B.V.

as of 30 September 2016

Contents

Clause
1.	Interpretation	3
2.	Licence and Licence Restrictions	5
3.	Products & Services	7
4.	ET Data, Data Protection & Privacy	7
5.	Third party providers	9
6.	ValidSoft’s obligations	9
7.	ET’s obligations	10
8.	Charges and payment	11
9.	ValidSoft Proprietary rights	11
10.	Confidentiality	12
11.	Indemnity	13
12.	Limitation of liability	14
13.	termination	15
14.	Force majeure	17
15.	Conflict	17
16.	Variation or Amendment	17
17.	Waiver	17
18.	Rights and remedies	18
19.	Severance	18
20.	Entire agreement	18
21.	Assignment	18
22.	No partnership or agency	18
23.	Third party rights	19
24.	Notices	19
25.	Governing law	19
26.	Jurisdiction; Waiver of Jury Trial	19

Schedule

Schedule 1 – Additional Services Fees		21

Schedule 2 – Products & Services		22

Schedule 3 - Support & Maintenance		24

THIS AGREEMENT is dated as of the 30th day of September 2016.

Parties

(1)	VALIDSOFT UK LIMITED incorporated and registered in England and Wales with company number 04023940 whose registered office is at 35 New Broad Street, London, EC2M 1NH, UK (“ValidSoft”).

(2)	ELEPHANT TALK EUROPE HOLDING B.V. incorporated and registered in the Netherlands, whose registered office is at 52 Wattstraat, Sassenheim, the Netherlands (“ET”).

Background

(A)	ValidSoft has developed and owns certain authentication and security software technologies and patents (and patent applications), including a voice-biometric engine and user-authentication platform, which can be used for the purpose of identifying, verifying and authenticating users in order to secure transactions and aid fraud prevention and security.

(B)	ET is a developer and provider of cloud-based mobile network and mobile virtual network infrastructure technology and solutions and wishes to use ValidSoft’s products for internal usage for its employees and contractors, and for resale to ET’s customers as part of ET’s technology for cloud-mobility and cloud-messaging platform.

(C)	ET is divesting of ValidSoft and it was a condition of the sale of ValidSoft that ValidSoft would grant a perpetual royalty-free licence for internal usage for ET’s employees and contractors at zero-cost, and with regard to resale to ET’s customers as part of ET’s cloud-mobility and cloud-messaging platform, on the basis of sharing a certain percentage of revenue.

(D)	ValidSoft has agreed to grant and ET has agreed to take the licence as further prescribed hereby.

(E)	ValidSoft and ET have agreed to co-market the ValidSoft services to the ET customer base and this is documented in a Reseller Agreement. This Licence Agreement is intended to continually refresh ET’s familiarity with ValidSoft’s capabilities and value proposition.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Affiliate: with respect to any party to this Agreement, means the subsidiaries, parent companies and companies under common control with such party.

Agreement: this licence agreement.

Authorised Users: those end-users who are: (a) employees, consultants, contractors and other personnel of ET, from time to time; or (b) customers of ET’s technology for cloud-mobility and cloud-messaging platform, from time to time.

Business Day: a day other than a Saturday, Sunday or public holiday in which commercial banks located in London, England are required or authorized by law to close.

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Confidential Information: information of a party or its Affiliate that is proprietary or confidential (whether or not identified as such), or otherwise identified as Confidential Information in clause 10. Without limiting the foregoing, Confidential information will include trade secrets, know-how, customer development (including customer and prospect lists), details of customer contracts, needs or requirements, sales activities and procedures, pricing policies, financial status, operational methods, software source and binary code, application programming interfaces, program documentation, system operations and specifications. A party’s Confidential Information will include information of third parties where such party or its Affiliate has an obligation of confidentiality with respect to such information.

Documentation: the documents made available and licenced hereunder to ET by ValidSoft electronically or manually by ValidSoft to ET from time to time which sets out a description of the Products & Services and the user instructions for the Products & Services, and which ET shall be permitted to provide to Authorised Users.

Effective Date: the date of this Agreement.

ET Data: the data inputted by ET, Authorised Users or ValidSoft on ET’s behalf for the purpose of using Products & Services or facilitating ET’s use of the Products & Services, which includes or may include personal data such as voice audio data and biometric data.

Permitted Purpose: the use of the Products & Services (defined below) by ET for authentication purposes in respect of its Authorised Users as prescribed herein (“Permitted Purpose”).

Products & Services: the user and device authentication and voice biometric software products and services owned or licenced by ValidSoft, called Device Trust and User Authentication™, as more particularly described in Schedule 2.

Software: the software applications, including any and all future improvements or updates to the same, provided by ValidSoft as part of the Products & Services, including those described in Schedule 2.

Support Services: ValidSoft’s services for providing support and maintenance and incident management, escalation and resolution in relation to the Products & Services, including those described in Schedule 3.

Territory: Worldwide.

1.2	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	A person includes an individual, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors or permitted assigns.

1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7	The term “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”.

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1.8	The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular clause or other subdivision of this Agreement;

1.9	A reference to a statute or statutory provision is a reference to it as it is in force as at the date of this Agreement.

1.10	A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

1.11	A reference to writing or written includes e-mail.

1.12	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule to this Agreement. The Schedules to this Agreement are hereby incorporated herein as if set forth in this Agreement and any capitalized term used but not defined in a Schedule to this Agreement will have the meaning set forth in this Agreement.

1.13	Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither party shall be compelled to take any action or fulfill any term under this Agreement, and shall be excused from performance of such term, to the extent that such party believes in good faith that such action would be in or cause a violation of any applicable law, including any applicable data protection, privacy or security law.

1.14	For purposes of this Agreement, to the extent reasonably applicable, ValidSoft UK and ValidSoft Ireland shall together be treated as one party.

2.	Licence and Licence Restrictions

2.1	Subject to the terms and conditions of this Agreement, ValidSoft hereby grants to ET a perpetual, irrevocable, non-exclusive, non-transferable (except as permitted in clause 21), non-sublicensable (except as permitted in clause 2.8) licence to: (a) use Products & Services anywhere in the Territory at zero-cost for the Permitted Purpose in connection with all business purposes internal to ET up to a maximum number of five-hundred (500) individual internal Authorised Users who are employees, consultants, contractors and/or other personnel of ET (the “Internal Licence”) and ValidSoft hereby waives any fees and royalties for the Internal Licence, provided that ValidSoft will not be liable for costs associated with ET’s (or its applicable Authorised Users’) use of the Products & Services which relate to third party and/or hosting or bespoke development costs; and (b) to integrate Products & Services with ET’s technology for cloud-mobility and cloud-messaging platform such that ET may sell such technology to Authorised Users who are ET’s customers and may use the Products & Services for the Permitted Purpose (the “External Licence”). For the avoidance of doubt, if multiple individuals use a single device or CPU, the number of users shall be deemed each individual who is an authorised user. The foregoing Internal Licence and External Licence includes the right of ET to make incidental copies or backups of the Software and Documentation, and distribute copies of the Documentation to Authorised Users, including in an electronic form, that may be reasonably necessary in order for ET to fully exercise the Internal and External Licence rights granted to it under this Agreement, and for ET and its Authorised Users to make use of the Products & Services.

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2.2	The above Licences expressly exclude any usage of Products & Services which is not related to the Permitted Purpose. For the avoidance of doubt, the above Licences shall not include the resale by ET of the Products & Services as a separate product (which usage is governed by a separate reseller agreement). The parties further acknowledge and agree that they are competitors in the same industry(ies) and shall continue to be competitors following the Effective Date of this Agreement and may therefore at times be offering or providing products or services that are competitive to each other. The Licences granted under this Agreement do not include the right for ET to use the Products & Services in any manner to compete with ValidSoft, or to permit any third party, through a sublicence or otherwise, to use the Products & Services in any manner to compete with ValidSoft except as provided in Section this section 2.2, 2.5 or 4.3. The parties acknowledge that each may gain general know-how about the other’s products and services during the course of this Agreement, and that use of such general know-how in each Party’s business shall not be considered competition or a breach of this Agreement. ValidSoft shall also not use ET Data in any manner, or allow any third party to use ET Data in any manner, to compete with ET.

2.3	In the event that ET requires additional Authorised Users beyond the five-hundred (500) stated in clause 2.1, the parties will negotiate in good faith commercial, financial and additional support and maintenance terms for such additional Authorised Users which will be provided to ET on a ‘Most Favored Customer’ basis for similarly situated Customers of ValidSoft.

2.4	Any usage which is not related to the Permitted Purpose shall constitute a material breach of this Agreement, and shall entitle ValidSoft to terminate the Licence, subject to ET’s right to notice and cure as provided in clause 13.2(a).

2.5	ET further undertakes that:

(a)	it will not allow Products & Services to be used by users other than Authorised Users in accordance with this Agreement;

(b)	it will periodically transfer to ValidSoft information on usage levels and data that may be reasonably required by ValidSoft in order to deliver the Products & Services, which information and data will be Confidential Information hereunder;

(c)	if and solely to the extent permitted by law or contract applicable to ET (or its Affiliates) and such data, it shall permit ValidSoft, in cooperation with ET, to use all data (including ET Data) generated in, or used by, the Products & Services in order to enable ValidSoft to improve the performance, operability and/or quality or efficiency of the Products & Services. Notwithstanding the foregoing, in instances where ET may be prohibited from sharing or disclosing ET Data or not have access to ET Data, ET shall be under no obligation to disclose to ValidSoft such ET Data or permit ValidSoft to use such ET Data.

2.6	ET shall not:

(a)	except as may be allowed by any applicable law which is incapable of exclusion by agreement between the parties:

(i)	and except to the extent expressly permitted under this Agreement, attempt to copy, modify, duplicate, frame, mirror, republish, download, display, transmit, or distribute all or any portion of the Software and/or Documentation (as applicable) in any form or media or by any means; or

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(ii)	attempt to reverse compile, disassemble, reverse engineer or reduce to human-perceivable form all or any part of the Software.

(b)	licence, sell, rent, lease, transfer, assign, distribute, display, disclose, or otherwise commercially exploit, or otherwise make Products & Services and/or Documentation available to any third party except the Authorised Users for the Permitted Purpose as permitted by this Agreement or pursuant to a separate reseller agreement, or

(c)	attempt to obtain, or assist third parties in obtaining, access to Products & Services and/or Documentation, other than as provided under this Agreement.

Notwithstanding anything to the contrary in this clause 2.6 or in this Agreement, nothing shall prohibit ET from modifying the Software and/or Documentation only to the extent necessary in order for ET to fully exercise the Licences granted to it under this Agreement in connection with the Permitted Purpose.

2.7	ET shall use all reasonable endeavours to prevent any unauthorised access to, or use of, Products & Services and/or the Documentation and, in the event of any such unauthorised access or use, immediately notify ValidSoft.

2.8	The rights provided under this clause 2 are granted to ET, but notwithstanding anything to the contrary contained in this Agreement, ET may, without any requirement to seek or obtain ValidSoft’s consent, sublicence any rights granted under this Agreement, including this clause 2, to any Affiliates of ET, and any rights of ET under this Agreement will be deemed to include such Affiliates for such purposes, provided that any entity sublicenced under this Agreement shall be subject to the noncompetition provisions of Section 2.2.

3.	Products & Services

3.1	ValidSoft shall provide the Products & Services and make available the Documentation to ET on and subject to the terms of this Agreement, including providing to ET updated or improved versions of such Products & Services and Documentation as they are generally released by ValidSoft.

3.2	ValidSoft shall provide Support Services to ET at no cost in respect of the Products & Services used for the Permitted Purpose in accordance with the terms of Schedule 3.

3.3	ET in its sole discretion may purchase additional professional and support services (the “Additional Services”) on behalf of itself or its Affiliates on a case by case basis in accordance with the terms of, and at the prices stipulated in, Schedule 1 or ValidSoft’s standard price list from time to time. ValidSoft acknowledges that the pricing terms in Schedule 1 or its standard price list are at least as favourable as the pricing terms required of ValidSoft by ValidSoft’s other customer(s) for such Additional Services.

4.	ET Data, Data Protection & Privacy

4.1	ET shall own all right, title and interest in and to all of ET Data and shall have sole responsibility for the legality, reliability, integrity, accuracy and quality of ET Data. Notwithstanding the foregoing, ET does not represent or warrant, and nothing in this Agreement shall be construed as a representation or warranty that, any ET Data is legal, reliable, complete, or accurate. ET Data is provided on an “as is” basis to ValidSoft without any further representations or warranties of any kind.

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4.2	ValidSoft shall, in enabling Products & Services for ET and the Authorised Users, comply with all applicable laws, including any local protection, privacy and security laws. ValidSoft shall, if requested by ET, cooperate with ET to implement and comply with appropriate contractual terms and conditions with its Authorised Users to protect Authorised Users’ data privacy and data security.

4.3	If and solely to the extent permitted by law or contract applicable to ET (or its Affiliates) and such ET Data, and subject to the terms and conditions of this Agreement, ET grants to ValidSoft the right to use ET Data for the purposes of delivering, implementing and tuning the Software and/or the wider Products & Services for the benefit of ET as well as ValidSoft. ValidSoft agrees that it will use all relevant industry standard measures to secure and protect ET Data, such as encryption of data in transit and at rest.

4.4	If ValidSoft processes any personal data on ET’s behalf when performing its obligations under this Agreement, the parties record their intention that ET shall be the data controller and ValidSoft shall be a data processor and in any such case:

(a)	ET acknowledges and agrees that depending on the method of deployment (cloud-based or ET-hosted) and, solely to the extent permitted by law or contract applicable to ET (or its Affiliates) and such data, the personal data may be transferred or stored outside the country where ET and the Authorised Users are located or registered in order to carry out the Products & Services and ValidSoft’s other obligations under this Agreement;

(b)	ET shall use its commercially reasonable endeavors to ensure that it is entitled to transfer the relevant personal data to ValidSoft so that ValidSoft may lawfully use, process and transfer the personal data in accordance with this Agreement including on ET’s behalf (but subject to the requirements of law or contract applicable to ET (or its Affiliates) or such data);

(c)	ET shall ensure that any relevant third parties (including Authorised Users) have been informed of, and, to the extent permitted by applicable law, have given their consent to, such use, processing, and transfer as required by all applicable data protection and/or privacy legislation. Further, ET shall be responsible for informing ValidSoft of any data subject requests for access to or deletion of any individual data subjects’ personal data (opt-out) and ValidSoft will promptly comply with ET’s lawful instructions and/or law applicable to ET or such data;

(d)	subject to any overriding legal requirements, ValidSoft shall process the personal data only in accordance with the terms of this Agreement and any lawful instructions reasonably given by ET from time to time; and

(e)	each party shall take appropriate technical and organisational measures against unauthorised or unlawful processing of the personal data or its accidental loss, destruction or damage.

4.5	Subject to and solely to the extent permitted by law and contract applicable to ET (or its Affiliates) and such ET Data, and subject to the terms and conditions of this Agreement, ValidSoft may retain ET Data provided by ET for as long as this Agreement continues in force. At any time after the termination of this Agreement, within ten (10) Business Days after the written request of ET, ValidSoft shall either, as requested by ET, destroy ET Data (and certify such to ET) or deliver to ET or ET’s designee ET Data, including the then most recent back-up of ET Data (and ET shall pay all reasonable out-of-pocket expenses incurred by ValidSoft in so returning ET Data). Even upon termination of this Agreement, any ET Data will remain Confidential Information of ET and subject to the terms of this Agreement relating to Confidential Information of ET.

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5.	Third party providers

ET acknowledges that the Products & Services may enable or assist transactions with third parties via third-party websites or applications and that it does so solely at its own risk. Except as otherwise expressly set forth herein, ValidSoft makes no representation or commitment and shall have no liability or obligation whatsoever in relation to any such third-party matters, or any transactions completed, and any contract entered into by ET, with any such third party. Any contract or transaction entered into and any transaction completed with any third-party is between ET and/or between the relevant third party(-ies), and not ValidSoft.

6.	ValidSoft’s obligations

6.1	ValidSoft undertakes that the Software is fit for its intended purposes (but not necessarily completely bug- or error-free), that the Software will not materially harm the functionality of any of ET’s products, services, networks, or platforms with which the Software may be integrated or used in connection with, that the Software will substantially conform to and operate in all material respects with applicable functional specifications and in conformity with current Documentation, that the Software will be free from material defects, and that the Products & Services will be performed substantially in accordance with the Documentation and with reasonable skill and care.

6.2	The undertaking in clause 6.1 shall not apply to the extent of any non-conformance which is caused by use of the Products & Services contrary to ValidSoft’s instructions, or modification or alteration of the Products & Services by any party other than ValidSoft or its Affiliate, unless such modification or alteration was previously authorized by ValidSoft or by use of a superseded version of a Product or Service. If the Products & Services do not conform with the foregoing undertaking, ET shall notify ValidSoft of any deficiency, providing reasonable details and documentation as to the deficiency. ValidSoft shall undertake to identify and replicate any specific deficiency. ET shall cooperate with ValidSoft’s remedial efforts. ValidSoft will, at its sole cost and expense, correct any such non-conformance promptly, or provide ET, solely at ValidSoft’s cost and expense, with an alternative means of accomplishing the performance identified in the Documentation. Notwithstanding the foregoing, ValidSoft:

(a)	does not warrant that ET’s use of the Products & Services or Software will be uninterrupted or error-free; and

(b)	is not responsible for any delays, delivery failures or any other loss or damage resulting from the transfer (or lack of transfer or availability) of data originating from, or transferred over, mobile or other communications networks and facilities, including the internet, to the extent they are caused by matters beyond ValidSoft’s control and ET acknowledges that the Products & Services and Documentation may be subject to limitations, delays and other problems inherent in the use of such communications facilities which are beyond ValidSoft’s control

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6.3	This Agreement shall not prevent ValidSoft from entering into similar agreements with third parties, or from independently developing, using, selling or licensing the Products & Services, Software, Documentation, or products and/or services which are similar to those provided under this Agreement. Similarly, this Agreement shall not prevent ET from entering into similar agreements with third parties.

6.4	ValidSoft warrants that it has and will maintain, at ValidSoft’s sole cost and expense, all necessary licences, consents, and permissions necessary for the performance of its obligations under this Agreement, and that ValidSoft shall be responsible, at its sole cost and expense, for maintaining or prosecuting any patents or copyrights or applications therefor which may cover the Products & Services, Software or Documentation, including paying any maintenance fees and defending or enforcing, as the case may be, and at ValidSoft’s sole costs and expense, any challenges made by any third parties to the validity or ownership of such patents or copyrights or applications therefor, or any infringements thereof caused or engaged in by any third parties. ET agrees that it shall not undertake to challenge or provide support or assistance to any challenge to the validity or applicability of any patents, patent applications, or copyrights other intellectual property protection of ValidSoft which may cover the Products & Services, Software or Documentation, except to the extent compelled to do so under applicable law or as necessary or appropriate to the enforcement of ET’s rights under this Agreement or any other Agreement between ET and/or any of its Affiliates, and ValidSoft and/or any of its Affiliates; provided that ET and its Affiliates have the right to develop, use, market and sell products and services which are competitive with the ValidSoft Products & Services but which do not use the ValidSoft Products & Services, and any such development, use, marketing or sale by ET or its Affiliates shall not be a breach of this Section 6.4 or any other Section of this Agreement.

6.5	ValidSoft will use its commercially reasonable efforts to promptly provide the Products & Services, Support Services and any Additional Services requested hereunder. Without limiting the foregoing, ValidSoft’s delivery of the Products & Services will, at the minimum, meet key performance indicators that are compliant with levels of international standards of service for services similar to the Products & Services. ValidSoft shall carry out all ValidSoft responsibilities in this Agreement in a timely and efficient manner.

7.	ET’s obligations

7.1	ET shall:

(a)	provide ValidSoft with:

(i)	all reasonably necessary cooperation in relation to this Agreement; and

(ii)	if and solely to the extent permitted by law or contract applicable to ET (or its Affiliates) and such information, all necessary access to such information or ET systems as may be reasonably required by ValidSoft;

in order to provide the Products & Services;

(b)	comply with all applicable laws and regulations with respect to its activities under this Agreement;

(c)	carry out all other ET responsibilities set out in this Agreement in a timely and efficient manner. In the event of any delays in ET’s provision of such assistance as agreed by the parties, ValidSoft may reasonably adjust any agreed timetable or delivery schedule as reasonably necessary;

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(d)	use its reasonable endeavors to ensure that the Authorised Users use the Products & Services and the Documentation in accordance with the terms and conditions of this Agreement;

(e)	obtain and shall maintain all necessary licences, consents, and permissions for which ET is responsible and which are necessary for ValidSoft, its contractors and agents to perform their obligations under this Agreement, including the Products & Services; and

(f)	ensure that its network and systems comply with the reasonable specifications provided by ValidSoft from time to time that are necessary for ValidSoft to provide the Products & Services.

8.	Charges and payment

8.1	In accordance with and subject to clause 2.3, the Internal Licence granted in clause 2.1, including the Products & Services and the Support Services for the Permitted Purpose, is provided at zero-cost and royalty-free to ET. With respect to the External Licence granted in clause 2.1, ValidSoft hereby waives any and all per-customer implementation fees, and the parties agree that with respect to each customer to whom ET sells its technology integrated with the Products & Services, any additional commercial, financial and support and maintenance terms will be provided by ValidSoft to such customer on a ‘Most Favored Customer’ basis for similarly situated Customers of ValidSoft, unless the parties negotiate in good faith commercial, financial and additional support and maintenance terms on a customer-by-customer basis. In the event that ET refers any customers to ValidSoft to purchase Products & Services from ValidSoft as a separate standalone solution (i.e., solutions not integrated or bundled with ET’s technology), ET shall be entitled to a referral fee equal to a fifty percent (50%) share of the gross revenues earned by ValidSoft from each such sale.

8.2	If ET (or its Affiliates) requires the Additional Services they will be provided in accordance with clause 3.3.

8.3	All amounts and fees stated or referred to in this Agreement (if any):

(a)	shall be payable in US Dollars (USD);

(b)	are exclusive of value added tax or similar taxes or levies, which shall (if necessary) be added to ValidSoft’s invoice(s) at the appropriate rate.

9.	ValidSoft and ET Proprietary rights

9.1	ET acknowledges and agrees that ValidSoft and/or its licensors own all intellectual property rights in the Products & Services and the Documentation. Except as set forth herein or as necessary in connection with the use of the Products & Services for the Permitted Purpose, this Agreement does not grant ET any rights to, or in, patents, copyright, database right, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights or licences in respect of the Products & Services or the Documentation.

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9.2	ValidSoft represents and warrants that it has all the ownership, rights, licences, consents and permissions in relation to the Products & Services, Software and Documentation that are necessary to grant all the rights it purports to grant under, and in accordance with, the terms of this Agreement. ValidSoft further represents and warrants and covenants that the Licence, including the Products & Services, Software and the Documentation, as provided in accordance with this Agreement does not and will not infringe on the intellectual property rights of third parties. ET agrees that it will not challenge, directly or indirectly, or assist any other party in challenging ValidSoft’s ownership, rights, licences, consents and permissions in relation to the Products & Services, Software and Documentation that are necessary to grant all the rights it purports to grant under, and in accordance with, the terms of this Agreement, except to the extent compelled to do so under applicable law or as necessary or appropriate to the enforcement of ET’s rights under this Agreement or any other Agreement between ET and/or any of its Affiliates, and ValidSoft and/or any of its Affiliates; provided that ET and its Affiliates have the right to develop, use, market and sell products and services which are competitive with the ValidSoft Products & Services but which do not use the ValidSoft Products & Services, and any such development, use, marketing or sale by ET or its Affiliates shall not be a breach of this Section 9.2 or any other Section of this Agreement.

9.3	ValidSoft acknowledges and agrees that ET and/or its licensors own all intellectual property rights in and to ET’s products and services, including its (virtual) mobile network platform, mobile telecommunications platform(s), networks, infrastructure, and technology. Except as expressly stated herein, this Agreement does not grant ValidSoft any rights to, or in, patents, copyrights, database rights, trade secrets, trade names, trademarks or service marks (whether registered or unregistered), or any other rights or licences in respect of ET’s products or services.

10.	Confidentiality

10.1	Each party may be given access to Confidential Information of the other party or its Affiliates (which will be deemed to be such other party’s Confidential Information) in order to perform its obligations under this Agreement. A party’s Confidential Information shall not be deemed to include information that:

(a)	is or becomes publicly known other than through any act or omission of the receiving party or its Affiliates or their respective agents or representatives;

(b)	is lawfully disclosed to the receiving party by a third party without restriction on disclosure;

(c)	is independently developed by the receiving party, which independent development can be shown by written evidence; or

(d)	is required to be disclosed by law, by any court of competent jurisdiction or by any regulatory or administrative body (including any applicable U.S. Securities and Exchange or stock exchange requirement); provided, that the receiving party shall to the extent reasonably possible promptly notify the disclosing party of such disclosure requirement and reasonably cooperate (at the receiving party’s expense) with any efforts by the disclosing party to oppose or otherwise obtain confidential treatment for such Confidential Information, and in any event, shall only disclose only that portion of Confidential Information that is required to so be disclosed.

10.2	Each party shall hold the other’s Confidential Information in confidence and, unless and to the extent required by law (after compliance with cause 10.1(d)), not make the other’s Confidential Information available to any third party, or use the other’s Confidential Information for any purpose other than the implementation of this Agreement or the Licence granted hereunder. The parties further agree that neither of them shall use the other party’s Confidential Information in any manner to compete with the other party, except as provided in Section 2.2, 2.5 and 4.3.

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10.3	Each party shall take all reasonable steps to ensure that the other’s Confidential Information to which it has access is not disclosed or distributed by its Affiliates or the employees or agents of such party or its Affiliates in violation of the terms of this Agreement.

10.4	Neither party shall be responsible for any loss, destruction, alteration or disclosure of Confidential Information caused by any third party (other than such party’s Affiliates or its or its Affiliates’ respective officers, directors or employees, for which such party shall be responsible).

10.5	ET acknowledges that details of the Products & Services, and the results of any performance tests of the Products & Services, constitute ValidSoft’s Confidential Information.

10.6	ValidSoft acknowledges that ET Data is the Confidential Information of ET.

10.7	This clause 10 shall survive termination of this Agreement, however arising, and survive indefinitely. This clause 10 shall not limit any other confidentiality obligations among the parties to which they may otherwise be a party or bound.

11.	Indemnity

11.1	ET shall defend, indemnify and hold harmless ValidSoft against claims, actions, proceedings, losses, damages, judgments, expenses and costs (including without limitation court costs, reasonable legal fees and amounts paid in settlement) (collectively, “Losses”) arising out of or in connection with ET’s business activities which make use of the Products & Services and/or Documentation (except if such Losses are based, in whole or in part, on ET’s use of the Products & Services and/or Documentation in conformity with this Agreement or are caused by the negligence, willful misconduct or fraud of ValidSoft or its Affiliates or their respective agents or representatives or any other matter for which ValidSoft is required to provide indemnification under clause 11.2), provided that with respect to any third-party claims:

(a)	ET is given prompt notice of any such claim;

(b)	ValidSoft may not settle or compromise such claim without the prior written consent of ET;

(c)	ValidSoft provides reasonable co-operation to ET in the defence and settlement of such claim, at ET’s expense; and

(d)	ET is given sole authority to control the defence of such claim; provided that ET may not settle or compromise such claim without the prior consent of ValidSoft (such consent not to be unreasonably withheld, delayed or conditioned).

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11.2	In the event of any claim, action, proceeding or suit by a third party against ET alleging an infringement of any patent, copyright, or trademark, or a violation of any trade secret or proprietary rights by reason of the use, in accordance with ValidSoft's specifications, of any Product or Service furnished by ValidSoft to ET under this Agreement, ValidSoft, at its expense, will defend, indemnify, and hold harmless ET, subject to the conditions and exceptions stated below, from and against any such claim, action, proceeding or suit. ValidSoft will reimburse ET for any Losses, cost, expense or attorneys' fees, and will indemnify ET against any liability assessed against ET by final judgment on account of such infringement or violation arising out of such use, or, as the case may be, reimburse ET any amounts paid in settlement of such claim, action, proceeding, or suit.

In addition to ET’s rights in the immediately previous paragraph in this Section 11.2, if ET's use shall be enjoined or restricted, or in ET’s opinion is likely to be enjoined or restricted, ValidSoft will, at its expense and at its option, either (1) replace the enjoined Product or Service furnished pursuant to this Agreement with a suitable substitute free of any infringement; (2) modify such Product or Service so that it will be free of the infringement; or (3) procure for ET a licence or other right to use the Product or Service. If none of the foregoing options are practical, ValidSoft will remove the enjoined Product or Software and refund to ET any amounts paid to ValidSoft therefor. ValidSoft’s obligation hereunder with respect to any third-party claims require that:

(a)	ValidSoft is given prompt notice of any such claim;

(b)	ET may not settle or compromise such claim without the prior written consent of ValidSoft (such consent not to be unreasonably withheld, delayed or conditioned);

(c)	ET provides reasonable co-operation to ValidSoft in the defence and settlement of such claim, at ValidSoft’s sole cost and expense; and

(d)	ValidSoft is given sole authority to control the defence of such claim; provided that ValidSoft may not settle or compromise such claim without the prior consent of ET (such consent not to be unreasonably withheld, delayed or conditioned).

11.3	In no event shall ValidSoft, its employees, agents and sub-contractors be liable to ET to the extent that the alleged infringement is based on:

(a)	a modification of the Products & Services or Documentation by anyone other than ValidSoft or its Affiliate, unless such modification was previously authorized by ValidSoft; or

(b)	ET’s use of the Products & Services or Documentation in a manner contrary to the terms of this Agreement.

12.	Limitation of liability

12.1	This clause 12 and clause 11 sets out the entire financial liability of ValidSoft (including any liability for the acts or omissions of its employees, agents and sub-contractors) to ET:

(a)	arising under or in connection with this Agreement;

(b)	in respect of any use made by ET of the Products & Services and Documentation or any part of them; and

(c)	in respect of any representation, statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

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12.2	Except as expressly and specifically provided in this Agreement, including clauses 6.4, 9.2, and 11.2 hereof:

(a)	ET assumes sole responsibility for results obtained from the use of the Products & Services and the Documentation by ET, and for conclusions drawn from such use. ValidSoft shall have no liability for any damage caused by errors or omissions in any information, instructions or scripts provided to ValidSoft by ET in connection with the Products & Services, or any actions taken by ValidSoft at ET’s direction;

(b)	all warranties, representations, conditions and all other terms of any kind whatsoever implied by statute or common law are, to the fullest extent permitted by applicable law, excluded from this Agreement; and

(c)	The Products & Services and the Documentation are provided to ET on an “as is” basis.

12.3	Nothing in this Agreement excludes the liability of either Party:

(a)	for death or personal injury caused by either Party’s negligence; or

(b)	for fraud or fraudulent misrepresentation.

12.4	Neither Party shall be liable in tort, contract, misrepresentation, restitution or otherwise (i) for any special or punitive damages or (ii), except to the extent reasonably foreseeable, for any indirect or consequential damages (including loss of profits, loss of business, depletion of goodwill and/or similar losses however arising under this Agreement, except, in the case of each of clauses (i) and (ii), to the extent actually awarded to a third party in a third party claim for which the other party is required to provide indemnification under this Agreement.

13.	termination

13.1	This Agreement is irrevocable and shall continue in perpetuity unless terminated in accordance with the provisions of this Agreement, subject to Section 13.4 below. The parties agree that as of the date of this Agreement, ET has a present interest in all of the Licence Materials, for the purpose of and to be used in accordance with this Agreement and to effect the purposes of Section 13.4 below.

13.2	Without affecting any other right or remedy available to it, either party may terminate this Agreement with immediate effect by giving written notice to the other party if:

(a)	the other party commits a material breach of any other term of this Agreement and fails to remedy that breach within a period of one-hundred and twenty (120) days after being notified in writing to do so;

(b)	the other party shall admit to such party in writing its inability to pay its debts generally as they become due;

(c)	a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the other party as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the other party under any bankruptcy or insolvency law, and such decree or order shall have continued undischarged and unstayed for a period of one hundred and twenty (120) days;

(d)	a decree or order of a court of competent jurisdiction ordering the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the other party, or for the winding up or liquidation of the affairs of the other party, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of one hundred and twenty (120) days;

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(e)	the other party shall institute proceedings to be adjudicated as voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or insolvency law or similar statute, or shall consent to the filing of any such petition;

(f)	the other party shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors;

(g)	the voluntary or involuntary dissolution, termination of existence or liquidation of the other party (other than in connection with an internal corporate reorganization or a change of control of such party (whether by merger, consolidation, equity sale, asset sale or otherwise), in any case in which the successor shall assume such party’s obligations under this Agreement); or

(h)	ET (but not ValidSoft) may terminate this Agreement if any warranty given by ValidSoft in clauses 6.4 or 9.2 of this Agreement is found to be untrue or misleading.

13.3	On termination of this Agreement:

(a)	the Licences granted under this Agreement shall immediately terminate, but ET shall have a reasonable time to take measures to transition its Authorised Users who may be currently using the Products & Services or Documentation;

(b)	each party shall return and make no further use of any equipment, property, Documentation and other items (and all copies of them) belonging to the other party;

(c)	any rights, remedies, obligations or liabilities which are by their terms intended to survive termination of this Agreement shall survive termination, including clauses 1, 4.1, 4.5, 9.1, 9.2, 9.3 and 10 through 26.

(d)	any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination shall not be affected or prejudiced.

13.4	Effect of ValidSoft Bankruptcy, Insolvency, Dissolution, Etc. All rights and licences granted by ValidSoft under this Agreement are and shall be deemed to be rights and licences to "intellectual property", and the subject matter of this Agreement, including all licenced software, documentation and work product, Products and Services, are and shall be deemed to be "embodiment[s]" of "intellectual property", in each case, as such terms are used in and interpreted under Section 365(n) of the United States Bankruptcy Code (the "Code") (11 U.S.C. § 365(n)), and shall have analogous meaning and effect under all other applicable bankruptcy, insolvency or similar laws or similar statutes under any jurisdiction. ET shall have all rights, elections and protections under the Code and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement and the subject matter hereof. Without limiting the generality of the foregoing, ValidSoft acknowledges and agrees that, provided that ET has not terminated this Agreement in writing to ValidSoft or its successor in accordance with Section 13.2, if ValidSoft or any of its parent(s) or Affiliates become insolvent, bankrupt, or liquidate, dissolve, become subject to receivership or similar proceeding, or otherwise become subject to any of the events or occurrences described in Section 13.2 (b) through 13.2(g), inclusive:
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(a)	Subject to ET’s rights of election under Section 365(n) of the Code and right to make a similar election under all other applicable bankruptcy, insolvency or similar laws or similar statutes under any jurisdiction, all licences granted to ET under this Agreement will continue in perpetuity on an irrevocable, royalty-free, zero-cost basis and will not be affected, even by ValidSoft’s or its successor’s rejection of this Agreement;

(b)	For the sole purpose of maintaining the licence granted under this Agreement, ET shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property (the “Licence Materials”), and the same, if not already in ET’s possession, shall be promptly delivered to ET; and

(c)	The automatic stay under Section 362 of the Code (11 U.S.C. § 362) shall not apply to any instructions from ET to the ValidSoft or any receiver, custodian or successor to ValidSoft relating to the release of the Licence Materials to ET.

14.	Force majeure

Neither party shall have any liability to the other party under this Agreement if it is prevented from or delayed in performing its obligations under this Agreement, or from carrying on its business, by acts, events, omissions or accidents beyond its reasonable control, including strikes, lock-outs or other industrial disputes (whether involving the workforce of such party or any other third party), failure of a utility service or transport or telecommunications network, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm or default of such party or its sub-contractors, provided that the unaffected party is notified of such an event and its expected duration.

15.	Conflict

If there is an inconsistency between any of the provisions in the main body of this Agreement and the Schedules, the provisions in the main body of this Agreement shall prevail.

16.	Variation or Amendment

No variation or amendment of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

17.	Waiver

No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

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18.	Rights and remedies

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

19.	Severance

19.1	If any provision (or part of a provision) of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

19.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

20.	Entire agreement

20.1	This Agreement, and any documents referred to in it or annexed to it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

20.2	Each of the parties acknowledges and agrees that in entering into this Agreement it does not rely on any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement, other than as expressly set out in this Agreement.

21.	Assignment

21.1	Except as may be permitted or as otherwise contemplated by this Agreement (including any sublicence between ET and its Affiliates as contemplated herein), a party shall not, without the prior written consent of the other party, which consent shall not unreasonably withheld, conditioned or delayed, assign, transfer or sub-contract any of its rights or obligations under this Agreement.

21.2	Notwithstanding the foregoing, either party may assign this Agreement in whole in the event of a purely internal corporate reorganisation or restructure, in connection with a sale of all or substantially all of its assets, stock, or shares, a merger, a share exchange, or business combination, in which case, the acquirer shall assume such transferring party’s obligations under this Agreement.

22.	No partnership or agency

Nothing in this Agreement is intended to or shall operate to create a partnership between the parties, or authorise either party to act as agent for the other, and neither party shall have the authority to act in the name or on behalf of or otherwise to bind the other in any way (including, but not limited to, the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

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23.	Third party rights

This Agreement does not confer any rights on any person or party (other than the parties to this Agreement and, where applicable, their successors and permitted assigns) pursuant to the Contracts (Rights of Third Parties) Act 1999.

24.	Notices

24.1	Any notice required to be given under this Agreement shall be in writing and shall be signed and may be delivered by hand or sent by pre-paid first-class post or recorded delivery post to the other party at its registered address, or such other address as may have been notified by that party for such purposes, or by email to the other party’s email address as notified from time to time.

24.2	A notice delivered by hand shall be deemed to have been received when delivered (or if delivery is not in business hours, at 9 am on the first business day following delivery). A correctly addressed notice sent by pre-paid first-class post or recorded delivery post shall be deemed to have been received at the time at which it would have been delivered in the normal course of post. A notice sent by scanned email attachment shall be deemed to have been received at the time of transmission (as shown by the timed printout obtained by the sender).

25.	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to its conflicts of law principles.

26.	Jurisdiction; Waiver of Jury Trial

Each party irrevocably agrees that the federal and state courts located in New York County, State of New York, USA (and any courts in which appeals from such courts may be brought), shall have exclusive jurisdiction to settle or adjudicate any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims), and each party hereby consents to the jurisdiction of such courts.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPALTED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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This Licence Agreement has been entered into on the date stated at the beginning of it, by and between:

ELEPHANT TALK EUROPE HOLDING B.V.

SIGNED:

NAME:

TITLE:

VALIDSOFT UK LIMITED

SIGNED:

NAME:

TITLE:

VALIDSOFT LIMITED

SIGNED:

NAME:

TITLE:

[Signature Page to Licence Agreement]